Exhibit 99.1

Capstone Industries Receives First Re-Order From National Specialty Book Retailer

South Florida-based Capstone Industries, a wholly owned subsidiary of CHDT Corporation (OTCBB: CHDO), announced today the Company has received its first re-order from a national specialty book store chain. The re-order consists of Pathway Lights(R), Multi-Pose Brightbook in two colors and the Retro Taskbright in two colors. The revenue from this re-order is expected to be a part of CHDT's record breaking third quarter.

The Multi-Pose Brightbook is a portable and lightweight book light with 4 super bright LED's, housed in a swivel head which folds into a compact shape. The item is freestanding as well as a clip-on and has a three-position switch that displays high/low/off settings. It also houses 3 AAA batteries (included).

The Retro Taskbright can be used as a reading light, task light or craft light and it is portable and lightweight. The item also has a freestanding base as well as a sturdy clip with an easy-push on/off button. The bold design has a flexible neck and uses 1 AAA battery (included).

"The future growth of our Company is dependent on product sell-through which generates re-orders. Receiving a new customer's first re-order validates that our products sold through and indicates an ongoing relationship in the future," said Reid Goldstein, President of Capstone Industries.

About CHDT Corporation

CHDT Corporation (http://www.chdtcorp.com) is a public holding Company that engages, through its wholly owned subsidiaries, in the development, manufacturing, logistics, and distribution of consumer products to retailers and wholesalers throughout North America. See www.chdtcorp.com for more information about the Company and also www.capstoneindustries.com for information on our current product offerings. Reference of URLs in this press release does not incorporate said URLs or any of their contents in this press release.

FORWARD-LOOKING STATEMENTS: This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. These statements are based on the Company's and its subsidiaries' current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a small business concern and a "penny stock Company" and, as such, a highly risky investment suitable for only those who can afford to lose such investment, should be evaluated together with the many uncertainties that affect CHDT's business, particularly those mentioned in the cautionary statements in current and future CHDT's SEC Filings.

SOURCE: CHDT Corporation